Exhibit 10.4

MASTER CONSULTING AND ADVISORY SERVICES AGREEMENT

THIS MASTER CONSULTING AND ADVISORY SERVICES AGREEMENT (the “Agreement”) is made and entered into effective as of this 7th day of July, 2010 (the “Effective Date”), by and between CERBERUS OPERATIONS AND ADVISORY COMPANY LLC, a Delaware limited liability company with offices at 299 Park Avenue, New York, New York 10171 (“COAC”), and DYNCORP INTERNATIONAL INC., a Delaware corporation, with offices at 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042, on behalf of itself and any of its wholly owned subsidiaries which may sign an Engagement Letter as hereinafter defined (“DynCorp”). For purposes of this Agreement, COAC and DynCorp each may be referred to individually as a “Party” and together, as the “Parties”.

RECITALS

A. COAC is a private consulting and advisory company that maintains a team of business executives (the “Operations Executives”) who have significant knowledge, experience, skills and training across a broad range of industries, companies and functional areas of business activity;

B. DynCorp is a leading provider of specialized, mission-critical professional and support services outsourced by the U.S. military, non-military U.S. governmental agencies and foreign governments;

C. COAC periodically makes the services of its Operations Executives available to its direct parent company, Cerberus Capital Management, L.P. (“CCM”), as well as to companies which CCM, or funds or accounts managed or controlled by CCM or one or more of CCM’s management affiliates, holds investment interests (each, a “Portfolio Company”, and collectively, the “Portfolio Companies”), to help the Portfolio Companies address various business and operations needs, including, among other things, company oversight and management, leadership and/or staffing of special projects and/or significant business activities, support for transactional due diligence and acquisition/disposition planning, filling interim or full-time executive officer and/or other positions within the Portfolio Companies and a wide variety of other consulting and advisory services (collectively, the “Advisory Services”); and

D. DynCorp is a Portfolio Company and, with the approval of its Governance Board, is hereby retaining and in the future expects to continue to retain, the services of COAC and its Operations Executives to provide DynCorp with certain specific Advisory Services and COAC desires to provide such Advisory Services, in each case at the rates and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and undertakings set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I

[Reserved]

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.1. Structure. This Agreement includes Exhibit 1 which is annexed hereto and is hereby incorporated into this Agreement as part hereof.

Section 2.2. Defined Terms. The following capitalized terms shall have the meanings set forth in this Section 2.2:

“Account Manager” shall have the meaning set forth in Section 5.1 hereto.

“Advisory Services” shall have the meaning set forth in Recital C hereto.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, an Affiliate of COAC shall (x) include, without limitation, any entity that is owned or controlled by funds or accounts managed, directly or indirectly, by CCM or one of its management affiliates under common control with CCM, and (y) exclude DynCorp and any other Portfolio Company.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a governmental entity or self-regulatory organization.

“Background IP” shall have the meaning set forth in Section 11.2 hereto.

“Billing Dispute Notice” shall have the meaning set forth in Section 6.4 hereto.

“Billing Disputed Amounts” shall have the meaning set forth in Section 6.4 hereto.

“Billing/Payment Coordinator” shall have the meaning set forth in Section 6.3 hereto.

“Business Advisory Services” shall have the meaning set forth in Section 3.1 hereto.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“CCM” shall have the meaning set forth in Recital C hereto.

“CCM Entities” shall have the meaning set forth in Section 8.4(a) hereto.

“COAC” shall have the meaning set forth in the preamble to this Agreement.

“COAC Indemnified Claims” shall have the meaning set forth in Section 13.1 hereto.

“COAC Indemnified Party” shall have the meaning set forth in Section 13.1 hereto.

“Confidential Information” means (a) all information, data, agreements, documents, reports, trade secrets, patent applications, “know-how,” interpretations, plans, studies, forecasts, projections and records (whether in oral or written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the Disclosing Party, any of its Affiliates, their respective businesses or assets and other information not available to the public generally, whether received before (including, but not limited to, any information delivered under the Confidentiality and Standstill Agreement between the parties dated as of February 6, 2010) or after the date of this Agreement, and (b) all memoranda, notes, analyses, compilations, studies or other documents which were developed based upon or which include any such Confidential Information (whether in written form, electronically stored or otherwise), whether prepared by the Disclosing Party, the Receiving Party or their respective Representatives or others which contain, reflect or are based on any such Confidential Information. Notwithstanding the foregoing, the Parties understand and agree that the term “Confidential Information” does not include (i) information which was already in the possession of the Receiving Party or its Representatives prior to the date of disclosure and which was not acquired or obtained from a source that was known to the Receiving Party to be bound by a contractual, legal or fiduciary obligation not to disclose the information to the Receiving Party, (ii) information which is obtained by the Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives unless such source is known to the Receiving Party to be prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal or fiduciary obligation to the Disclosing Party, (iii) information which is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of the provisions of this Agreement or by disclosure by any other Person in violation of any contractual legal or fiduciary obligation, or (iv) information developed independently by the Receiving Party or its Representatives without use of Confidential Information.

“Conflict” shall have the meaning set forth in Section 8.4(a) hereto.

“Copyright Act” means U.S. Copyright Act of 1976, as amended.

“Corporate/Business Insurance” means, with respect to a Person, any insurance products or services maintained by such Person for the benefit of directors, officers, employees and other Persons covered by such insurance in the ordinary course, including, for example, the following kinds of coverage: professional liability, directors and officers liability, employment practices liability, fiduciary and crime, fiduciary liability, professional liability, and errors and omissions liability.

“Deliverables” means all inventions, works or other materials or ideas created, conceived or reduced to practice by COAC for the benefit of DynCorp directly in connection with the Advisory Services provided hereunder.

“Designated Representatives” means the individuals selected by the Parties, respectively, to resolve any Disputes, which such individuals shall have authority to settle Disputes (such individuals may be or include, but need not be or include, the Account Managers).

“Disclosing Party” means DynCorp with respect to the Confidential Information delivered by or on behalf of DynCorp and COAC with respect to Confidential Information delivered by or on behalf of COAC.

“Dispute” shall have the meaning set forth in Section 10.1 hereto.

“Dispute Notice” shall have the meaning set forth in Section 10.1 hereto.

“DynCorp” shall have the meaning set forth in the preamble to this Agreement.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Engagement” shall have the meaning set forth in Section 5.2(a) hereto.

“Engagement Letter” shall have the meaning set forth in Section 5.2(a) hereto.

“Expenses” shall have the meaning set forth in Section 4.2 hereto.

“Force Majeure Condition” shall have the meaning set forth in Section 15.6 hereto.

“Governance Activities” means any decision or action of any kind contemplated or taken by the Governance Board of a Person in connection with the monitoring, oversight or management of the property, business or affairs of such Person as required or permitted under such Person’s Governance Documents or Applicable Law.

“Governance Board” means any board of directors, board of managers, supervisory board, executive board or other similar entity that has overall responsibility for monitoring, supervising and directing the property, business and affairs of a Person as set forth in such Person’s Governance Documents.

“Governance Documents” means any articles of incorporation, corporate by-laws, limited liability company operating agreement, shareholder agreements, membership and partnership agreements and other similar organizational documents of a Person, together with any applicable charters, codes of conduct, governance guidelines and other similar documents setting forth policies and practices relating to the management and governance of such Person.

“Indemnification Coverage” means any obligation of any kind to provide a Person with any sort of financial protection against loss, damage or liability (whether actual or potential).

“Intellectual Property Rights” means all copyrights, trade secrets, mask works, patents, patent applications and other intellectual property rights, worldwide.

“Investment Activities” means any decision or action of any kind relating to the outlay or receipt of any money or other capital (whether tangible or intangible) to or from any Person with respect to any investment transaction, including without limitation, any release, waiver, modification, exercise or enforcement of any right, claim or obligation arising from or relating to any investment transaction under any verbal or written agreement or instrument or otherwise.

“Invoice” shall have the meaning set forth in Section 6.1 hereto.

“New IP” shall have the meaning set forth in Section 11.1 hereto.

“Notices” shall have the meaning set forth in Section 15.8 hereto.

“Operations Executive” shall have the meaning set forth in Recital A hereto.

“Party” shall have the meaning set forth in the preamble to this Agreement.

“Person” means any natural person and any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental body or other entity of any kind.

“Portfolio Company” shall have the meaning set forth in Recital C hereto.

“Receiving Party” means DynCorp with respect to Confidential Information delivered by or on behalf of COAC and COAC with respect to Confidential Information delivered by or on behalf of DynCorp.

“Representative” of the Disclosing Party or the Receiving Party means their respective members, managers, partners, directors, officers, employees, attorneys, advisors, representatives and Affiliates.

“Response” shall have the meaning set forth in Section 10.1 hereto.

“Senior Party Representatives” shall have the meaning set forth in Section 10.2 hereto.

“Service Fees” shall have the meaning set forth in Section 4.1 hereto.

Section 2.3. Interpretation.

(a) The definitions set forth in this Agreement (including the Engagement Letter) shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “will” and “shall” are used interchangeably throughout this Agreement, and the use of either connotes a mandatory requirement. The use of one or the other will not mean a different degree or right or obligation for either Party. Use of the word “or” means “and/or”.

(b) References herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement, unless the context shall otherwise require.

(c) The headings of the Articles, Sections and Exhibits are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(d) Unless the context otherwise requires, any reference to any agreement, appendix, schedule, instrument, statute, rule or regulation shall be deemed to include such agreement, appendix, schedule, instrument, statute, rule or regulation as may be amended and supplemented from time-to-time (and, in the case of a statute, rule or regulation, to any successor provision).

(e) Unless the context otherwise requires, references to this Agreement shall be deemed to include references to any associated Engagement Letter.

ARTICLE III

SCOPE OF SERVICES

Section 3.1. Services. Subject to the terms and conditions of this Agreement, COAC agrees to make its Operations Executives available to DynCorp for the purpose of providing the Advisory Services as DynCorp may reasonably request from time-to-time pursuant to the procedures set forth in Section 5.2 (Engagement Letters) below. The specific scope and nature of the Advisory Services may vary from time-to-time depending on both the needs and interests of DynCorp and the availability, experience and skills of the Operations Executives at the time of the requested services. Generally, the Parties expect that such Advisory Services will involve COAC making the Operations Executives available to provide a variety of business-related advisory services (the “Business Advisory Services”), including, among other things (i) guidance, direction and/or hands-on operational support designed to help improve DynCorp’s current and prospective financial condition, performance and operations, including assistance relating to specific business units, functions and/or activities; (ii) assistance on specific projects designed to achieve particular business results, (iii) assistance with respect to the identification, assessment, development and execution of strategic plans and initiatives and (iv) such other guidance, assistance and support as the Parties may agree from time-to-time as reflected in an applicable Engagement Letter.

ARTICLE IV

FEES AND EXPENSES

Section 4.1. Service Fees. In consideration of the Advisory Services provided under this Agreement, DynCorp shall pay to COAC the service fees (the “Service Fees”) specified in the Engagement Letter under which such Advisory Services are rendered. Such Service Fees shall be set at (i) a rate per hour for each of the Operations Executives assigned to the relevant Engagement, which rates shall be computed based on COAC’s actual cost to support the assigned Operations Executives or (ii) such other rate structure or rates as the Parties may agree in the applicable Engagement Letter. All such fees (including any applicable per hour rates) shall be identified in a Schedule that shall be appended to the Engagement Letter to which such fees relate.

Section 4.2. Expenses. In addition to the Service Fees described in Section 4.1 above, DynCorp shall reimburse COAC for all reasonable and customary expenses incurred by COAC and its Operations Executives in the performance of the Advisory Services (the “Expenses”) including, but not limited to, reasonable travel expenses incurred by Operations Executives in connection with the Advisory Services, subject to the delivery by COAC to DynCorp of reasonable documentation verifying such charges.

ARTICLE V

INITIATION OF WORK ACTIVITIES AND STAFFING

Section 5.1. Account Management. Upon the Effective Date, each Party shall provide the other with the name and contact information of one or more individuals (each, an “Account Manager”) who shall have primary responsibility for managing the relationship between the Parties under this Agreement and any applicable Engagement Letter. Among other things, the Account Managers shall be responsible for (i) executing, modifying and terminating any Engagement Letters, (ii) periodically conferring with one another to assess the status of individual Engagements, (iii) making any adjustments, modifications or amendments to this Agreement or an Engagement as may be desired by the Parties, in each case subject to and in accordance with any applicable requirements under DynCorp’s Governance Documents, (iv) in conjunction with the Billing Coordinators, assisting with the review and resolution of any issues relating to billing or payment under this Agreement or any Engagement Letter and (v) addressing all such other matters under this Agreement or an applicable Engagement Letter as the Parties may determine from time-to-time are necessary and appropriate. Each Party in its sole discretion may change its designated Account Manager upon written notice to the other Party.

Section 5.2. Engagement Letters.

(a) All Advisory Services to be performed by COAC and the Operations Executives under this Agreement shall be specified in one or more engagement letters (each, an “Engagement Letter”), and all services and other work to be performed under a particular Engagement Letter shall be referred to in this Agreement as an “Engagement”.

(b) Each Engagement Letter shall reference this Agreement and shall include, at a minimum, the following information: (i) a unique set of tracking and billing codes to be provided by COAC to DynCorp, (ii) a general description of the project, any applicable target dates or other milestones, and a short summary of any work-product to be delivered in connection with the Engagement, as applicable, (iii) all fees and charges applicable to such Engagement and (iv) contact information for the individuals who will be serving as the primary contacts for each Party in connection with such Engagement (if different from the Account Managers).

(c) Each Engagement Letter to be entered into between COAC and DynCorp shall be substantially in the form of Exhibit 1 attached to this Agreement, with such modifications as the Parties may agree in writing. To the extent there is any inconsistency between the terms of this Agreement and the terms of an Engagement Letter (whether the Engagement Letter set forth as Exhibit 1 hereto or any subsequent Engagement Letter), the terms of the applicable Engagement Letter shall control. Each Engagement Letter shall be prepared initially by COAC for review and approval by DynCorp. If DynCorp has any issues or concerns about the format or substance of any Engagement Letter presented by COAC, the Parties shall work together in good faith to promptly resolve such issues or concerns in a manner satisfactory to both Parties.

Section 5.3. Staffing of Engagements. Upon execution of an Engagement Letter (or such later time as the Parties may agree in writing), COAC shall staff the Engagement with such Operations Executives as COAC shall deem appropriate to satisfy the mutually agreed upon objectives for the Engagement. Unless an Engagement Letter specifies specific Persons to provide Advisory Services and/or specifies a specific period of time, COAC shall have the right, in its sole discretion at any time and from time to time, to remove, substitute or modify the Operations Executives who staff the Engagement and shall provide advance notice of any such changes to DynCorp. Unless otherwise specified in the Engagement Letter, COAC shall periodically provide DynCorp with a list of the Operations Executives assigned to an Engagement. If during the course of an Engagement DynCorp is objectively dissatisfied with the work performance of an Operations Executive, DynCorp will provide COAC with written notice of such fact, directed to COAC’S designated Account Manager. Promptly upon receipt of such notice, COAC shall, at its option, either (i) establish a performance improvement plan lasting no longer than thirty (30) calendar days after receipt of such notification or (ii) remove the Operations Executive and provide a replacement reasonably acceptable to DynCorp. If, subsequent to the implementation of a performance improvement plan, the relevant Operations Executive remains unacceptable to DynCorp, COAC shall remove such Operations Executive and provide a replacement reasonably acceptable to DynCorp.

ARTICLE VI

BILLING AND PAYMENT

Section 6.1. Billing. All Service Fees payable under this Agreement shall be billed to DynCorp on a monthly basis (each such bill, an “Invoice”) at the rates and upon the terms and conditions set forth in the applicable Engagement Letter.

Section 6.2. Payment. Except as provided in Section 6.4 below, DynCorp shall pay to COAC the amounts of each Invoice not later than thirty (30) calendar days after the due date set forth on such Invoice. All Service Fees and Expenses shall be paid to COAC in U.S. dollars unless otherwise specified in an Engagement Letter.

Section 6.3. Single Point of Billing/Payment Contact. Promptly after the Effective Date of this Agreement, each Party shall designate, in addition to the Account Manager, a single point of contact (each, a “Billing/Payment Coordinator”) who shall have primary responsibility on behalf of the designating Party for reviewing, responding to and resolving any billing-related or payment-related inquiries that may arise during the course of this Agreement or an Engagement, which such review, response and resolution shall at all times be subject to and contingent upon the approval of the Account Manager designated by the responding Party. Each Party in its sole discretion may change its designated Billing/Payment Coordinator upon written notice to the other Party and either or both Parties may designate the same individual to serve as both its Account Manager and its Billing/Payment Coordinator.

Section 6.4. Billing/Payment Disputes. If any portion of an amount due to COAC under an Engagement Letter is subject to a bona fide dispute between the Parties, DynCorp shall, prior to the applicable date for payment, provide written notice to COAC (the “Billing Dispute Notice”) of any amounts that DynCorp reasonably believes were not billed appropriately (such amounts, the “Billing Disputed Amounts”) and shall include in such Billing Dispute Notice specific detail regarding the basis for such dispute. DynCorp shall pay to COAC all undisputed amounts as and when due, time being of the essence, and shall have the right to withhold payment on any Billing Disputed Amounts. If the Parties are unable to resolve the issues related to a Billing Disputed Amount in the normal course of business within ten (10) Business Days after delivery to COAC of the Billing Dispute Notice (or such later date as the Parties may agree in writing), each Party shall have the right to initiate the dispute resolution procedures set forth in Article X (Dispute Resolution) below with respect to any Billing Disputed Amounts.

ARTICLE VII

CONFIDENTIALITY

Section 7.1. Restrictions on Disclosure and Use of Confidential Information.

(a) The Receiving Party shall treat the Confidential Information as confidential and shall not, and shall cause its Representatives not to, directly or indirectly, disclose, reveal, divulge, publish or otherwise make known any of the Confidential Information of the Disclosing Party to any other Person for any reason or purpose whatsoever, except as provided in Section 7.1(c), Section 7.1(d) or Section 7.1(e) below.

(b) The Receiving Party shall, and shall cause its Representatives to, use the Confidential Information solely for the purpose of providing or receiving the Advisory Services in accordance with the terms of this Agreement.

(c) Notwithstanding the provisions of Section 7.1(a) above, the Receiving Party may disclose Confidential Information to its Representatives who (i) need to know such information to permit the Receiving Party to provide or receive Advisory Services in accordance with the terms of this Agreement, (ii) are informed of the confidential nature of the Confidential Information and (iii) agree to maintain the confidentiality of the Confidential Information. The Receiving Party shall be fully responsible for any breach of the provisions of this Article VII by any of its Representatives.

(d) Notwithstanding the provisions of Section 7.1(a) above, if the Receiving Party or any of its Representatives are required to disclose any Confidential Information pursuant to Applicable Law, the Receiving Party shall promptly notify the Disclosing Party in writing of any such requirement, if legally permissible, so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. The Receiving Party shall, and shall direct its Representatives to, reasonably cooperate with the Disclosing Party to obtain such a protective order or other remedy and if such order or other remedy is not obtained, or the Disclosing Patty waives compliance with the provisions of this Agreement, the Receiving Party and its Representatives shall disclose only that portion of the Confidential Information which they are advised by counsel that they are legally required to so disclose and will use good faith efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

(e) Notwithstanding the provisions of Section 7.1(a) and Section 7.1(b) above, nothing set forth in this Article VII shall operate or be construed to operate as restricting in any manner the rights or ability of (i) COAC or its Operations Executives to disclose Confidential

Information of the Disclosing Party to CCM or its Affiliates or (ii) CCM or its Affiliates to use any Confidential Information of the Disclosing Party in connection with any Governance Activities or Investment Activities, regardless of whether or not such activities relate to DynCorp or its Affiliates; provided however, COAC acknowledges it is aware and that its Representatives have been advised that (i) the United States securities laws and securities law of other jurisdictions prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase or sell such securities and (ii) the United States anti-trust, collusion, and bid-rigging laws prohibit any Person from using information to defraud the U.S. Government in awarding any U.S. government contract or operating in an unfair and anticompetitive manner.

Section 7.2. Return or Destruction of Confidential Information. Promptly upon written request of the Disclosing Party, the Receiving Party shall, and shall cause its Representatives to, at the election of the Receiving Party, return to the Disclosing Party or destroy all Confidential Information in tangible form (whether in written form, electronically stored or otherwise), and neither the Receiving Party nor any of its Representatives shall retain any copies or extracts thereof. To the extent that the Receiving Party elects to destroy such Confidential Information pursuant to the terms of this Section 7.2, such destruction shall be certified by the Receiving Party to the Disclosing Party in writing if so requested by the Disclosing Party. Notwithstanding the foregoing, nothing set forth in this Section 7.2 shall require the Receiving Party to destroy Confidential Information to the extent that the Receiving Party believes, in good faith, that such information is necessary or appropriate for the purpose of exercising or performing the Receiving Party’s rights, claims or obligations under (i) this Agreement or any Engagement Letter, (ii) any Governance Activities, (iii) any Investment Activities or (iv) any Governance Board approved document retention policy.

Section 7.3. Specific Performance. The Receiving Party hereby acknowledges and agrees that the provisions set forth in this Article VII may be of a special and unique nature, the loss of which may not be accurately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement by the Receiving Party or any of its Representatives may cause the Disclosing Party irreparable harm and that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement by the Receiving Party or any of its Representatives. The Receiving Party hereby agrees on behalf of itself and its Representatives that the Disclosing Party shall be entitled to seek equitable relief, including, without limitation, an injunction or injunctions (without the requirement of posting a bond, other security or any similar requirement or proving any actual damages), to prevent breaches or threatened breaches of the confidentiality provisions set forth in this Article VII by the Receiving Party or any of its Representatives and to specifically enforce the confidentiality terms and provisions of this Agreement, this remedy being in addition to any other remedy to which the Disclosing Party may be entitled at law or in equity.

Section 7.4. No Unintended Restrictions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing set forth in this Agreement or any Engagement Letter shall operate or be construed to operate to release, waive, terminate, alter or in any way restrict in any manner any rights, claims or benefits of CCM and/or its Affiliates under any Governance Documents to which DynCorp or its Affiliates are a party, including any right or ability of CCM and/or its Affiliates to consider Confidential Information in connection with any Governance Activities or Investment Activities, regardless of whether or not such activities relate to DynCorp or its Affiliates; provided however, COAC acknowledges it is aware and that its Representatives have been advised that the United States securities laws and securities law of other jurisdictions prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase or sell such securities.

ARTICLE VIII

ADDITIONAL UNDERSTANDINGS

Section 8.1. Independent Contractor; Benefits; Insurance.

(a) (i) COAC and the Operations Executives are acting solely as independent contractors in performing the Advisory Services hereunder; (ii) neither COAC nor any Operations Executive shall have the authority to act for, bind, or otherwise commit DynCorp or any of its Affiliates; and (iii) neither COAC nor any of its Operations Executives shall hold itself or themselves out as having any such authority, except in the case of items (ii) and (iii) above to the extent that such authority has been granted to an Operations Executive by DynCorp.

(b) COAC hereby acknowledges and agrees that its employees and agents, including the Operations Executives (i) are not, and shall not be by reason of this Agreement or any Engagement Letter, employees or agents of DynCorp, and (ii) except as provided in (c) below, are not, and shall not be, entitled to compensation from, or employee benefits of, DynCorp in connection with the provision of any Advisory Services provided hereunder.

(c) DynCorp shall not (i) pay any contributions to Social Security, unemployment insurance, or federal or state withholding taxes with respect to the Operations Executives or the Service Fees paid to COAC pursuant to this Agreement or (ii) carry workers’ compensation or other accident insurance to cover the Operations Executives or provide any other contributions or benefits to COAC or the Operations Executives that might be expected in an employer-employee relationship, and COAC and the Operations Executives expressly waive any right to such participation or coverage. Notwithstanding the forgoing or any other provision of this Agreement to the contrary, COAC and the Operations Executives shall be entitled to the benefits and protections of any Corporate/Business Insurance maintained by DynCorp or its Affiliates and Indemnification Coverage to the extent that such policies and benefits cover independent contractors to DynCorp or its Affiliates.

Section 8.2. No Exclusivity. The Advisory Services to be provided by COAC and the Operations Executives hereunder are not and shall not be deemed to be exclusive to DynCorp or its Affiliates and COAC and the Operations Executives are and shall remain free to render similar services to other Persons and to engage in all such activities as COAC and the Operations Executives deem appropriate, provided that in doing so COAC and the Operations Executives do not breach any covenants or obligations of COAC expressly set forth in this Agreement.

Section 8.3. Limited Duties.

(a) At all times during the term of an Engagement, COAC shall use, and shall cause the Operations Executives to use, commercially reasonable efforts when providing Advisory Services to (i) provide the Advisory Services in a timely, competent and professional manner, in material compliance with any Applicable Laws relevant to such services, in material compliance with DynCorp’s general procedures provided by DynCorp to COAC in writing from time to time and in material compliance with the reasonable directions as the Operations Executives may receive from DynCorp’s officers or other designated representatives, (ii) when working on-site at a DynCorp location, ensure that the Operations Executives or other COAC representatives conduct themselves in a manner that complies with applicable policies of DynCorp relating to the conduct of contractors when working on site, in each case to the extent that such policies have been communicated to COAC in writing prior to commencement of such activities, and (iii) refrain from disparaging DynCorp, its employees, products or services.

(b) To the extent that an Operations Executive, in rendering Business Advisory Services, is to have a fiduciary or other similar duty to DynCorp or its Affiliates beyond the specific covenants and agreements set forth herein, such fiduciary or other similar duties shall be expressly set forth and referenced on the Engagement Letter. In such event, the Parties agree that such Operations Executive shall be directed to conduct himself or herself in a manner consistent with his or her fiduciary duties to DynCorp or its Affiliates, notwithstanding any other obligation he or she may owe to COAC or its Affiliates. Moreover, if an Operations Executive owes any fiduciary duties to DynCorp or its Affiliates that conflict with any duties or obligations owed by such individual to COAC or its Affiliates, the duties owed by such Operations Executive to DynCorp or its Affiliates shall take precedence over the duties owed by such Operations Executive to COAC or its Affiliates.

(c) Nothing in this Agreement or any Engagement Letter (or otherwise arising from the delivery or receipt of Advisory Services) shall operate or be construed to operate to (i) create any sort of fiduciary duties on the part of COAC or any Operations Executive to DynCorp unless expressly and specifically undertaken and set forth in an Engagement Letter; (ii) create or expand the scope of any fiduciary duties that may be applicable to COAC or the Operations Executives under Applicable Law, legal agreement or otherwise or (iii) release, limit, alter or waive any limitation on, disclaimer of, or protection against the creation, acceptance or imposition of fiduciary duties or other obligations that may be set forth in DynCorp’s Governance Documents, all of which such limitations, disclaimers and protections are expressly preserved.

Section 8.4. Conflicts of Interest.

(a) DynCorp understands and agrees that (i) COAC and the Operations Executives have a variety of corporate, business, employment, investment and/or other relationships with CCM and its Affiliates (the “CCM Entities”), including companies that may hold investment interests in and/or do business with DynCorp and its Affiliates or operate in businesses and/or industries similar to or competitive with DynCorp, and (ii) during the course of an Engagement, COAC and/or various Operations Executives may acquire information or knowledge about, or participate in, transactions, business opportunities and/or other matters that could be of potential relevance or interest to DynCorp or its Affiliates, including matters that could present an actual or potential conflict of interest (each, a “Conflict”) between COAC and DynCorp or its Affiliates. DynCorp hereby acknowledges that COAC and its Operations Executives intend to maintain these relationships, and that the mere existence of these relationships alone does not present any actual or potential conflicts under this Agreement or otherwise.

(b) If during the term of an Engagement either Party determines that either it or the other Party (or any person who works for such Party) has an actual Conflict arising from or relating to the delivery or receipt of Advisory Services under such Engagement, such discovering Party shall disclose the fact of such Conflict to the other Party and, in such event, the Parties shall work cooperatively to either (i) resolve the Conflict in a manner satisfactory to both Parties, (ii) cease providing or receiving the Advisory Services giving rise to such Conflict, or (iii) terminate the Engagement giving rise to such Conflict.

(c) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither COAC nor any of the Operations Executives shall (i) have any duty or obligation to disclose to DynCorp or its Affiliates any confidential information that COAC or any Operations Executive may acquire about the business, operations or activities of any other Person, even if such information could be deemed material and relevant information to DynCorp or its Affiliates, (ii) have any liability to DynCorp or its Affiliates for breach of any duty or obligation by reason of not disclosing such confidential information or (iii) have any duty or obligation to communicate, offer or direct to DynCorp or its Affiliates any business opportunity of which COAC or an Operations Executive may become aware, even if COAC or such Operations Executive has knowledge that DynCorp or its Affiliates might be interested in such business opportunity.

ARTICLE IX

TERM AND TERMINATION

Section 9.1. Term. This Agreement shall become effective as of the Effective Date and shall continue thereafter until written notice from either Party terminating this Agreement in its entirety is provided to the other Party. Such termination of this Agreement shall be effective fifteen (15) Business Days after the delivery of written notice to the other Party.

Section 9.2. Termination. Unless otherwise provided in an Engagement Letter, either Party may terminate one or more Engagements under this Agreement upon ten (10) Business Days prior written notice to the other Party, indicating the specific Advisory Services and or Engagements that are no longer desired, or will no longer be provided, as applicable, provided however, that any such termination of one or more specific Advisory Services or Engagements will not, in itself, cause the termination of this Agreement.

Section 9.3. Effect of Termination. Upon the termination of any Engagement or of this Agreement, DynCorp shall promptly pay to COAC all amounts due to COAC for Advisory Services, and all other amounts due to COAC, with respect to such Engagement or this Agreement, as applicable, through the date of such termination. The provisions of ARTICLES

III, V, VI, VII, VIII, IX, X, XI, XII, XIII and XIV of this Agreement shall survive the termination of any Engagement and the termination of this Agreement.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1. Dispute Notice and Response. Except as otherwise provided herein, any dispute, claim or controversy (individually and collectively, a “Dispute”) arising under or relating to this Agreement (or any Engagement Letter) which has not been resolved during the ordinary course of business between the Parties shall be resolved by such Party providing to the other Party written notice (a “Dispute Notice”) setting forth the position of the Party giving such Dispute Notice and a summary of arguments supporting such position, as well as the name and title of such Party’s Designated Representative. Within fifteen (15) calendar days after delivery of the Dispute Notice, the Party who received the Dispute Notice shall submit to the other Party a written response (the “Response”) setting forth the position of the Party responding to such Dispute Notice and a summary of arguments supporting such position, as well as the name and title of such Party’s Designated Representative. Within fifteen (15) calendar days after the delivery of the Response, the Designated Representatives of both Parties shall meet at a mutually acceptable location and time, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute through good faith negotiation. The Parties shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

Section 10.2. Senior Party Representatives. If the Dispute has not been resolved within sixty (60) calendar days after delivery of the Dispute Notice, or if the Designated Representatives of each Party fail to meet within fifteen (15) calendar days after delivery of the Response, the Parties shall refer the Dispute to executives of each Party hereto who have authority to settle the Dispute and who are at a higher level of management than the Designated Representatives (the “Senior Party Representatives”). Within fifteen (15) calendar days after the Parties have referred the Dispute to the Senior Party Representatives, the Senior Party Representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.

Section 10.3. Legal Action. If the Dispute has not been resolved within thirty (30) calendar days after the Parties referred the Dispute to the Senior Party Representatives, or if the Senior Party Representatives of each Party fail to meet within fifteen (15) calendar days after such referral, either Party may commence legal action with respect to the Dispute subject to the terms of this Agreement.

Section 10.4. Settlement Discussions. All negotiations, conferences and discussions pursuant to this Article X shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose at trial or in any current or future arbitration, mediation or other proceeding.

Section 10.5. Equitable Remedies. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing set forth in this Article X shall operate or be construed to operate to prevent either Party from seeking temporary equitable remedies, including temporary restraining orders, if, in such Party’s judgment, such action is necessary to avoid irreparable harm. Despite any such action, the Parties will continue to participate in good faith in the dispute resolution procedures described in this Article X.

ARTICLE XI

INTELLECTUAL PROPERTY

Section 11.1. New IP. Except as provided in Section 11.2 of this Agreement, DynCorp shall be the sole and exclusive owner of all Deliverables and Intellectual Property Rights that are embodied therein (collectively, the “New IP”). COAC shall not have any ownership, license or other interest in any New IP. COAC agrees and acknowledges that, to the extent allowed under applicable law, all works created hereunder shall be considered to be “works made for hire” as that phrase is defined in the Copyright Act. To the extent any Intellectual Property Rights to such works or that are otherwise included in the New IP would otherwise vest in COAC, COAC hereby assigns to DynCorp all right, title and interest in and to such Intellectual Property Rights. Title to all New IP shall vest in DynCorp automatically upon creation. To the extent requested by DynCorp, Operations Executive and/or COAC shall sign, execute, and acknowledge or cause to be signed, executed, and acknowledged without cost, but at the expense of DynCorp, any and all documents and shall perform such acts as may be necessary, useful, or convenient for the purpose of securing to DynCorp or its nominees, patent, trademark, or copyright protection throughout the world upon all such New IP.

Section 11.2. COAC Ownership. COAC shall retain full, sole and exclusive ownership of all inventions, works or other materials or ideas that have been or are created, conceived or reduced to practice by COAC prior to, after or independently of the services provided under this Agreement and all Intellectual Property Rights that are embodied therein (collectively, the “Background IP”). To the extent any Background IP is incorporated into any Deliverable, COAC hereby grants DynCorp a non-transferable, non-exclusive, royalty-free, worldwide license to such Background IP to use the Deliverable. Unless COAC notifies DynCorp in writing of the incorporation of any Background IP in a Deliverable, neither DynCorp nor its assignees shall have any liability to COAC for use of such Background IP.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES; DISCLAIMER

Section 12.1. Representations and Warranties.

(a) Each Party hereby represents and warrants that, as of the Effective Date and at all times thereafter (i) each Party has the legal authority to execute and perform this Agreement, (ii) this Agreement constitutes a valid and binding obligation enforceable against such Party according to its terms and (iii) the execution and delivery of this Agreement does not, and the performance by each Party of its respective obligations hereunder shall not, with or without the giving of notice or the passage of time, or both (x) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to such Party, (y)

conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement (including, without limitation, any confidentiality, non-solicitation, non-competition or similar agreement) to which the representing Party is a party or by which it may otherwise be bound or (z) violate or conflict with any of the representing Party’s Governance Documents.

(b) DynCorp hereby represents and warrants to COAC that, as of the Effective Date and at all times thereafter (i) the execution and delivery of this Agreement and each Engagement Letter and the performance of DynCorp’s obligations hereunder and thereunder shall have been approved in all respects by the independent members of DynCorp’s Governance Board or, in the absence of such independent members, by such other members of DynCorp’s Governance Board as have been charged with reviewing and approving transactions between or among DynCorp and Affiliated entities.

Section 12.2. Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS Article XII, THE ADVISORY SERVICES ARE PROVIDED ON AN “AS IS” BASIS AND THE RECEIPT AND USE OF THE ADVISORY SERVICES BY DYNCORP AND ITS AFFILIATES IS AT THEIR OWN RISK. COAC DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED (BY OPERATION OF LAW OR OTHERWISE) INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

ARTICLE XIII

INDEMNIFICATION

Section 13.1. Indemnification of COAC Parties. DynCorp shall indemnify, defend and hold harmless COAC and its Affiliates and each of their respective officers, directors, members, managers, employees, Operations Executives and agents (each, a “COAC Indemnified Party”) from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several (including, without limitation, reasonable legal and other expenses incurred by a COAC Indemnified Party in connection with the preparation for or defense of any action, claim or proceeding, whether or not resulting in any liability)(all of the foregoing, the “COAC Indemnified Claims”) to which any COAC Indemnified Party may become subject or liable or which may be incurred by or assessed against any of the COAC Indemnified Parties under any statute, common law, contract or otherwise, except to the extent that any such COAC Indemnified Claim is directly caused by the gross negligence or intentional misconduct of COAC or an Operations Executive.

Section 13.2. Defense of Claims. Promptly after receipt by COAC of notice of a COAC Indemnified Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against DynCorp, COAC shall notify DynCorp in writing of the commencement thereof; provided, however, that the failure of COAC to give timely notice hereunder shall not affect the rights of the COAC Indemnified Parties to indemnification hereunder, except to the extent that DynCorp can demonstrate actual, material prejudice to DynCorp as a result of such failure. COAC and the COAC Indemnified Parties shall reasonably cooperate with appropriate requests of DynCorp with regard to the defense of any COAC Indemnified Claim. DynCorp shall maintain authority and control of the defense of any such Claim and the authority to settle or otherwise dispose of any such COAC Indemnified Claim (provided that COAC shall have the right to reasonably participate at its own expense in the defense or settlement of any such COAC Indemnified Claim). In no event, however, may DynCorp agree to any settlement of any COAC Indemnified Claim that would affect any of COAC or any COAC Indemnified Party’s rights or obligations, or that would constitute an admission of guilt or liability on the part of the COAC or any COAC Indemnified Party, without COAC or such COAC Indemnified Party’s, as applicable, express prior written consent.

Section 13.3. Additional Rights. The indemnity and expense reimbursement agreements and obligations set forth herein shall be in addition to any other rights, remedies or indemnification that the COAC Indemnified Parties may have or be entitled to under DynCorp’s Governance Documents or Corporate/Business Insurance policies, at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any of the COAC Indemnified Parties.

ARTICLE XIV

EXCLUSIONS AND LIMITATIONS OF LIABILITY

Section 14.1. Exclusions. Notwithstanding any other provision of this Agreement to the contrary, other than in respect of indemnification as provided in Article XIII for which this Article XIV shall not apply, neither Party shall be liable to the other (or to any of the other Party’s Affiliates) for any indirect, consequential, incidental, exemplary or special losses or damages, punitive damages, lost profits, lost revenues or diminution in value including, but not limited to, loss of goodwill, even if such Party is advised or otherwise aware of the potential for such losses or damages.

Section 14.2. Limitation on Damages. The liability of either Party for actual damages resulting from performance or non-performance under this Agreement or any Engagement Letter, regardless of the form of action, and whether in contract, tort (including, without limitation, negligence), warranty or other legal or equitable grounds, shall be limited in the aggregate to the preceding twelve (12) month’s revenues actually received by COAC under this Agreement. Notwithstanding the foregoing, this limitation shall not apply to (i) losses by either Party for death or bodily injury, (ii) damages suffered by a Party as a result of the gross negligence or willful misconduct of the other Party (iii) any breach of confidentiality obligations contained in this Agreement or (iv) in respect of indemnification as provided in Article XIII.

ARTICLE XV

MISCELLANEOUS

Section 15.1. No Waiver. The forbearance, delay, or failure of either Party to object to or take action with regard to any breach or noncompliance with any provision of this Agreement, or to exercise any right or remedy available to it, does not constitute and shall not be construed as a waiver or modification of that or any other breach or noncompliance, or a waiver of any right or remedy for the breach or noncompliance or otherwise.

Section 15.2. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in whole or in part, and such determination becomes final, such provision or portion thereof shall be deemed to be severed or limited to the extent required to render the remaining provisions and portions of this Agreement valid, legal or enforceable, and the Agreement shall be enforced to give effect to the intention of the Parties to the maximum extent possible.

Section 15.3. Applicable Law, Jurisdiction and Waiver of Jury Trial. This Agreement and all related Engagement Letters are made under and shall be construed and interpreted in accordance with, and governed by, the internal laws of the State of New York without regard to its conflicts of laws principles. The United States District Court for the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement (and any Engagement Letter) and the Parties agree to submit to the personal jurisdiction of such court and all appellate courts having jurisdiction thereover. To the extent the United States District Court for the Southern District of New York does not have jurisdiction over any litigation arising out of this Agreement (and any Engagement Letter), the Parties agree to submit any such claims to the personal jurisdiction of the courts of the State of New York, located in Manhattan and to all appellate courts having jurisdiction thereover. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF A PARTY WITH RESPECT TO ANY MATTER RELATING TO OR ARISING OUT OF THE ENGAGEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF THE PARTIES HEREUNDER.

Section 15.4. Entire Agreement. Except as otherwise provided herein, this Agreement and any related Engagement Letter, including any exhibits and schedules thereto, contain the entire understanding of the Parties with respect to its subject matter, and supersedes and replaces any prior agreements, understandings or promises relating to the subject matter hereof and thereof.

Section 15.5. Amendment. This Agreement may be supplemented or amended only upon mutual agreement of the Parties in a writing signed by authorized representatives of both Parties.

Section 15.6. Force Majeure. Neither COAC nor DynCorp shall be liable for any delay in performance or failure to perform any obligation under this Agreement to the extent such delay is due to causes beyond its control and is without its fault or negligence including, but not limited to, natural disasters, governmental regulations or orders, civil disturbance, war conditions, acts of terrorism or strikes, lock-outs or other labor disputes (a “Force Majeure Condition”). The performance of any obligation suspended due to a Force Majeure Condition will resume as soon as reasonably possible as and when such Force Majeure Condition subsides.

Section 15.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding the foregoing, neither Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement, by operation of law or otherwise, to any Person other than one of its direct or indirect Affiliates without the written consent of the other Party, which consent shall not be unreasonably withheld, delayed, conditioned or denied. Any assignment or transfer to any Affiliate shall not relieve the assigning or transferring Party of its obligations under this Agreement.

Section 15.8. Notices. All notices, requests and other communications to any Party hereunder (“Notices”) shall be in writing (including facsimile, electronic mail or similar writing) and shall be given to such Party at its address or facsimile number as set forth below, or such other address or facsimile number as such Party may hereinafter specify for the purpose of giving notice hereunder to the Party giving such Notice. Each such Notice shall be deemed delivered (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified pursuant to this Section 15.8 and the appropriate facsimile confirmation is received, (ii) if given by U.S. mail, three (3) days after such Notice is deposited in the mail, certified mail, return receipt requested, postage prepaid, addressed as set forth below, (iii) if given by personal delivery, when personally delivered, (iv) if given by nationally recognized overnight courier, on the Business Day after such notice is delivered to such courier or (v) if given by any other means, when delivered, at the address as follows:

If to DynCorp:

DynCorp International Inc.

3190 Fairview Park Drive

Suite 700

Falls Church, VA 22042

Facsimile: 703. 462-7210

Attention: Gregory Nixon, Esq., General Counsel

If to COAC:

Cerberus Operations and Advisory Company LLC

299 Park Avenue

New York, NY 10171

Facsimile: 212.750.5212

Attention: Lisa Gray, Esq., General Counsel

Section 15.9. Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, confers upon any Person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as and to the extent set forth in Article VIII (Additional Understandings), Article XIII (Indemnification) and Article XIV (Exclusions and Limitations on Liability), each of which such Articles shall inure to the benefit of CCM and its Affiliates as third-party beneficiaries with rights to enforce the provisions set forth thereunder.

Section 15.10. Counterparts; Facsimile or Electronic Signature. This Agreement may be executed in two or more counterparts, any of which may be signed and exchanged by facsimile or e-mail, and all of which together shall constitute one and the same agreement.

Section 15.11. No Strict Construction. This Agreement is the joint work product of COAC and DynCorp and has been negotiated by the Parties and their respective counsel and will be fairly interpreted in accordance with its terms. In the event of any ambiguity regarding the terms or intent of any provisions of this Agreement (or any Engagement Letter), this Agreement (and such Engagement Letter) shall not be strictly construed against, and no inferences shall be drawn against, any Party by reason of the fact that such Party may have drafted such particular provision.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Master Consulting and Advisory Services Agreement to be executed by its duly authorized officer as of the date first above written.

CERBERUS OPERATIONS AND ADVISORY COMPANY, LLC

By:	/s/ Lisa Gray

Name:	Lisa Gray
Title:	General Counsel

DYNCORP INTERNATIONAL INC.

By:	/s/ Michael J. Thorne
Name: Michael J. Thorne
Title: Senior Vice President and Chief Financial Officer

EXHIBIT 1

Form of Engagement Letter

Billing Code: [            ]

Tracking Code: [            ]

This letter of engagement (the “Engagement Letter”) is made and entered into effective as of this [     ] day of [                 ] (the “Engagement Effective Date”), by and between DYNCORP INTERNATIONAL, INC. (“DynCorp”) and CERBERUS OPERATIONS AND ADVISORY COMPANY LLC (“COAC”).

This Engagement Letter is entered into pursuant to that certain Master Consulting and Advisory Services Agreement by and between DynCorp and COAC, dated as of July 7, 2010 (the “Master Agreement”), for the services provided herein (the “Engagement”). Capitalized terms used but not otherwise defined in this Engagement Letter shall have the meanings ascribed to such terms in the Master Agreement. To the extent there exists any inconsistency between the terms of this Engagement Letter and the terms of the Master Agreement, the terms of this Engagement Letter shall control.

ADVISORY SERVICES

DynCorp desires to retain the services of COAC and its Operations Executives with respect to, among other things, [    ].

The parties hereto understand and agree that the specific scope and nature of the Advisory Services required for this Engagement may vary from time-to-time depending on the needs and interests of DynCorp and the availability and skills of the Operations Executives at the time of the requested services, as more particularly set forth in the Master Agreement.

Attached hereto as Schedule A is the current list of COAC Operations Executives tasked with providing the Advisory Services to DynCorp, the scope of their respective assignments, the expected time frame for such assignments and the Daily Service Fees associated therewith. Notwithstanding Section 5.3 of the Master Agreement, COAC commits to providing the specific individuals listed in Schedule A for the time periods indicated as long as such individuals are employed by or affiliated with COAC.

ACCOUNT MANAGEMENT

The name and contact information for each of the Party’s respective Account Manager and Billing/Payment Coordinator is as follows:

DynCorp:

Account Manager:

[    ]

Billing/Payment Coordinator:

[    ]

COAC:

Account Manager:

[    ]

Billing/Payment Coordinator:

[    ]

This Engagement shall commence as of [     ] and shall continue thereafter until terminated by either Party upon ten (10) Business Days prior written notice to the other Party, provided that upon termination of this Engagement Letter, DynCorp shall pay to COAC all amounts provided for through the termination date, in accordance with the Master Agreement. This Engagement Letter shall automatically terminate upon the expiration or termination of the Master Agreement.

AMENDMENTS

This Engagement Letter may be supplemented or amended only upon mutual agreement of the Parties in a writing signed by both parties.

COUNTERPARTS

This Engagement Letter may be executed in counterparts and such counterparts may be delivered in electronic format (including facsimile). The execution and delivery of such counterparts shall be conclusive proof of the intent to be bound hereby and each such counterpart and copies thereof shall have the same effect as an original.

IN WITNESS WHEREOF, the Parties have caused this Engagement Letter to be executed by their duly authorized officers as of the date first above written.

DYNCORP INTERNATIONAL INC.

By:
Name:
Title:

CERBERUS OPERATIONS AND ADVISORY COMPANY, LLC

By:
Name:
Title:

Schedule A

DynCorp – [ Date ]

		Scope	Timeframe	Daily Service Fees		Status
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]